Exhibit 10.6

SUNCOKE ENERGY, INC.

SENIOR EXECUTIVE INCENTIVE PLAN

(effective as of                     )

SunCoke Energy, Inc.

Senior Executive Incentive Plan

I. PURPOSE

This Plan is designed to provide for Awards to selected executive officers, who, individually or as members of a group, contribute in a substantial degree to the success of the Company and the Company Group, and who are in a position to have a direct and significant impact on the growth and success of the Company and the Company Group, thus affording to them a means of participating in that success and an incentive to contribute further to that success. This Plan is intended to provide performance-based compensation as described in Section 162(m) of the Code.

II. DEFINITIONS

The following words and phrases shall have the meanings set forth below:

2.1. “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.

2.2. “Administrative Regulations” shall mean the procedures and regulations established by the Committee pursuant to Article III hereof for the purpose of administering the Plan.

2.3. “Award” shall mean an award of incentive compensation pursuant to the Plan.

2.4. “Award Fund” shall mean the aggregate amount made available in any Performance Year pursuant to Article V hereof from which Awards determined under Article VI hereof may be made.

2.5. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6. “Committee” shall mean the committee appointed to administer the Plan by the Board of Directors of the Company, as constituted from time to time. The Committee shall consist of at least two (2) members of the Board of Directors, each of whom shall meet applicable requirements set forth in Section 162(m) of the Code and the regulations thereunder.

2.7. “Company” shall mean SunCoke Energy, Inc., a Delaware corporation.

2.8. “Company Group” shall mean the Company, together with any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of the Company in the Company’s consolidated financial statements.

2.9. “Employment Termination Date” shall mean the date on which a Participant separates from service as defined in Section 409A of the Code and the regulations thereunder.

2.10. “Guideline Incentive Award” shall mean the Award calculated for each Participant by multiplying the individual’s base salary effective on January 1 of the applicable Performance Year by

SunCoke Energy, Inc.

Senior Executive Incentive Plan

the applicable guideline percentage established by the Committee no later than ninety (90) days after the commencement of each Performance Year.

2.11. “Just Cause” shall mean, as determined by the Committee:

(a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any entity in the Company Group (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board of Directors or the Chief Executive Officer that specifically identifies the manner in which the Board of Directors or the Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties;

(b) indictment of the Participant for a felony in connection with the Participant’s employment duties or responsibilities to the Company or any entity in the Company Group that is not quashed within six (6) months;

(c) conviction of Participant of a felony;

(d) willful conduct by the Participant in connection with the Participant’s employment duties or responsibilities to the Company or any entity in the Company Group that is gross misconduct (including, but not limited to, dishonest or fraudulent acts) and places the Company or any entity in the Company Group at risk of material injury; or

(e) the Participant’s failure to comply with a policy of the Company or any entity in the Company Group that places the Company or any entity in the Company Group at risk of material injury.

For purposes of this Section 2.11, no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any entity in the Company Group. In addition, for purposes of this Section 2.11, “injury” shall include, but not be limited to, financial injury and injury to the reputation of the Company or any entity in the Company Group. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or any entity in the Company Group.

2.12. “Participant” shall mean the individuals described in Article IV of this Plan.

2.13. “Performance Year” shall mean each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company’s fiscal year.

2.14. “Plan” shall mean this SunCoke Energy, Inc. Senior Executive Incentive Plan, as amended from time to time.

2.15. “Subsidiary” shall mean any corporation, domestic or foreign (other than the Company), partnership, joint venture, limited liability company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

SunCoke Energy, Inc.

Senior Executive Incentive Plan

III. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee may, by majority vote, establish Administrative Regulations as it deems, in its discretion, necessary for the proper administration of the Plan and make such determinations and take such action in connection with or in relation to the Plan as it deems necessary. Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons. The Committee may rely conclusively on the determinations made by the Company’s independent public accountants with respect to matters within their expertise.

IV. ELIGIBILITY

The Chief Executive Officer of SunCoke Energy, Inc., selected senior executives reporting directly to the Chief Executive Officer of SunCoke Energy, Inc., and any other executive officer designated by the Committee as a Participant are eligible to participate in the Plan. No later than 90 days after the commencement of each Performance Year, the Committee shall, in writing, designate the Participants who are eligible to receive an Award for such Performance Year.

V. AWARD FUND

An Award Fund shall be established at five percent (5%) of the Company Group’s Adjusted EBITDA for each Performance Year. No amounts shall be paid under the Plan for any Performance Year unless the Company Group has Adjusted EBITDA in such Performance Year. However, the Committee reserves the right to decrease the amount of the Award Fund in any given Performance Year.

VI. AWARDS

6.1. If the Company Group has Adjusted EBITDA for the applicable Performance Year, each Participant may receive an Award for such Performance Year that shall be no more than (a) for the Chief Executive Officer, the lesser of: (i) the Applicable CEO Amount and (ii) $4 million, and (b) for each other Participant, the lesser of: (i) the Applicable Participant Amount and (ii) $2 million.

6.2. For purposes of this Article VI, the following terms shall have the meanings set forth below:

(a) “Applicable CEO Amount” shall mean, with respect to the applicable Performance Year, the product obtained by multiplying (i) the Award Fund with respect to such Performance Year by (ii) the Applicable CEO Percentage.

(b) “Applicable CEO Percentage” shall mean, with respect to the applicable Performance Year, the quotient obtained by dividing (i) eight by (ii) the Applicable Denominator.

(c) “Applicable Denominator” shall mean, with respect to the applicable Performance Year, the sum obtained by adding (i) eight and (ii) the product obtained by multiplying (A) four

SunCoke Energy, Inc.

Senior Executive Incentive Plan

and (B) the number of eligible Participants, other than the Chief Executive Officer, with respect to such Performance Year.

(d) “Applicable Participant Amount” shall mean, with respect to the applicable Performance Year, the product obtained by multiplying (i) the Award Fund with respect to such Performance Year by (ii) the Applicable Participant Percentage.

(e) “Applicable Participant Percentage” shall mean, with respect to the applicable Performance Year, the quotient obtained by dividing (i) four by (ii) the Applicable Denominator.

VII. LIMITATIONS

7.1. The Committee may not increase the amount payable with respect to any Award, but the Committee reserves the right to decrease or eliminate any Award to any Participant. In determining Awards, the Committee shall exercise discretion only to the extent permitted in Section 162(m) of the Code and the regulations thereunder for performance-based compensation. In making such determinations, the Committee may establish factors to take into account in implementing its discretion, including, but not limited to, achievement of short-term business objectives and individual objectives, achievement by Participants of long-term goals of the Company or any entity in the Company Group, and, except in the case of the Award for the Chief Executive Officer of the Company, the recommendations of the Chief Executive Officer of the Company.

7.2. No director, officer, or employee of the Company or any entity in the Company Group, nor any other person shall have the authority to enter into any agreement with any person for the making or payment of an Award or to make any representation or warranty with the respect thereto.

VIII. PAYMENT

8.1. All Awards shall be charged against the Award Fund and will be paid in cash.

8.2. Prior to the payment of any Award under the Plan, the Committee shall certify in writing that all applicable material conditions for such Award, including the conditions set forth in Article V, Article VI and this Article VIII, have been satisfied. In making this certification, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer. Subject to the immediately preceding sentence, payment of the individual Awards will be made in cash less the withholding of appropriate taxes. Payment of an Award will be made in a lump sum and no later than two and one-half (2-1/2) months after the end of the calendar year to which the Award relates.

IX. FORFEITURE AND/OR PRORATION OF AWARD

9.1. Forfeiture. If a Participant voluntarily terminates his or her employment with the Company or any entity in the Company Group (for any reason other than retirement, death, permanent disability, or approved leave of absence) prior to December 31 of any Performance Year, such Participant will not receive payment of any Award for such Performance Year.

SunCoke Energy, Inc.

Senior Executive Incentive Plan

9.2 Proration.

(a) A pro-rated Award, reflecting participation for a portion of the Performance Year during which the Participant was employed in an eligible position, will be paid to any Participant whose employment status changed during the Performance Year as a result of death or permanent disability (as determined by the Committee), or due to retirement, approved leave of absence, or termination at the request of the Company or any entity in the Company Group (other than for Just Cause).

(b) Unless otherwise required by applicable law, any pro-rated Award for the Performance Year payable hereunder will be paid on the date when Awards are otherwise payable for such Performance Year as provided in the Plan.

X. PLAN AMENDMENT, SUSPENSION OR TERMINATION

This Plan may be amended or revised at any time by the Committee and may be discontinued or terminated in whole or in part at any time by the Board of Directors; provided, however, that no amendment requiring shareholder approval under Section 162(m) of the Code will be made without obtaining such shareholder approval. The Plan will continue in operation until discontinued or terminated as herein provided.

XI. MISCELLANEOUS

11.1. Neither the action of the Company in establishing the Plan, nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the Plan, shall be construed as giving to any Participant the right to be retained in the employ of the Company, its Subsidiaries or affiliates.

11.2. The Company may offset against any payments to be made to a Participant or his/her beneficiary under this Plan any amounts owing to the Company, its Subsidiaries or affiliates from the Participant for any reason.

11.3. Nothing in the Plan shall obligate the Company to set aside funds to pay for the Awards determined hereunder, or to pay Awards under this Plan.

11.4. The Plan shall be effective for the Performance Period beginning on [                    ].

11.5. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Delaware.

11.6. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

11.7. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

SunCoke Energy, Inc.

Senior Executive Incentive Plan